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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            THE TIMES MIRROR COMPANY
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




                    Delaware                                95-4481525
-----------------------------------------------         -------------------
(State of Incorporation or Organization)                   (IRS Employer
                                                        Identification no.)

 Times Mirror Square, Los Angeles, California                 90053
-----------------------------------------------         -------------------
   (Address of principal executive offices)                 (zip code)

If this Form relates to the registration of a class of debt            If this Form relates to the registration of a class of debt
securities and is effective upon filing pursuant to General            securities and is to become effective simultaneously with the
Instruction A(c)(1) please check the following box: /x/                effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction
                                                                       A(c)(2) please check the following box:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                                Name of Each Exchange on Which
to be so Registered                                Each Class is to be Registered
-------------------                                ------------------------------
Premium Equity Participating Securities                New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                              --------------------
                                (Title of class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

         The information called for by this item is incorporated herein by reference to the information set forth under the caption "Description of Debt Securities" in the Registrant's Prospectus included in the Registrant's Registration Statement on Form S-3 (No. 33-62165), filed on August 28, 1995 with the Securities and Exchange Commission (the "Commission"), as amended, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the information set forth under the caption "Description of Securities" in the Registrant's preliminary Prospectus Supplement filed on March 5, 1996 with the Commission, as amended by the form of prospectus to be subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act. Such prospectus is incorporated herein by reference.

Item 2.  Exhibits.

         The following exhibits are filed as part of this Registration
         Statement:

         1.      Preliminary Prospectus Supplement dated March 4, 1996.*

         2.      Form of Indenture.*

         3.      Form of Security.

         4.      Form of Global Security.

---------------
         * Previously filed with the Securities and Exchange Commission as part of the Registrant's Registration Statement on Form S-3 (No. 33-62165), and the amendments thereto, such documents being incorporated herein by this reference.



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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    THE TIMES MIRROR COMPANY

Date  March 13, 1996                By:  /s/  O. Jean Williams
                                        ----------------------------------
                                         O. Jean Williams
                                         Secretary and Associate General Counsel





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                                 EXHIBIT INDEX

EXHIBIT NUMBER            DESCRIPTION
--------------            -----------
       1               Preliminary Prospectus Supplement dated March 4, 1996.*
       2               Form of Indenture.*
       3               Form of Security.
       4               Form of Global Security.

--------------
         * Previously filed with the Securities and Exchange Commission as part of the Registrant's Registration Statement on Form S-3 (No. 33-62165), and the amendments thereto, such documents being incorporated herein by this reference.





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